Exhibit 99.2

Contact:

F. Jacob Cherian

President and Chief Executive Officer

Millennium India Acquisition Company Inc.

(212) 681-6763

FOR IMMEDIATE RELEASE

MILLENNIUM INDIA ACQUISITION COMPANY INC.

COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, NEW YORK, July 25, 2006 — Millennium India Acquisition Company Inc. (AMEX: MQC.U) (the “Company”) announced today that its initial public offering of 7,250,000 units was consummated. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds to the Company of $58,000,000. Ladenburg Thalmann & Co. Inc. acted as underwriter for the initial public offering. A copy of the prospectus may be obtained from Ladenburg Thalmann & Co. Inc. at 153 East 53rd Street, New York, New York 10022.

Audited financial statements as of July 25, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Millennium India Acquisition Company Inc., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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